Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.Amgen.com

DENNIS FENTON, EXECUTIVE VICE PRESIDENT OF

OPERATIONS, ELECTS TO RETIRE AFTER 25 YEARS

WITH AMGEN

One of the First Staff Members, Fenton Helped Build the World’s Most

Reliable and Efficient Biotechnology Manufacturing Operation

Fabrizio Bonanni, Senior Vice President of Manufacturing, Has Been

Selected to Succeed Fenton

THOUSAND OAKS, Calif. (Aug. 1, 2007) – Amgen (NASDAQ: AMGN) today announced that Dennis Fenton, executive vice president of Operations, has elected to retire at the end of 2007, after 25 years with the company. Fenton, 55, is one of Amgen’s longest-tenured staff members, joining the company during its first 12 months. A research scientist by training, Fenton worked in and led virtually every part of Amgen over the years including Research, Process Development, Sales and Marketing, Engineering and Manufacturing.

“Dennis will be deeply missed by all of us who have had the pleasure to work with him over the years. He has been one of the greatest champions of the Amgen values and a true ambassador of our heritage,” said Amgen Chairman and CEO Kevin Sharer. “As head of Operations, Dennis helped build the most reliable, efficient and skilled biotechnology manufacturing operation in the world. For that achievement, among many others, we are eternally grateful.”

Succeeding Fenton as head of Operations, effective immediately, will be Dr. Fabrizio Bonanni. Since March 2003, Bonanni has been Amgen’s senior vice president of Manufacturing, overseeing the company’s site operations and contract manufacturing. Previously, he was Amgen’s senior vice president, Quality and Compliance, and corporate compliance officer. Before joining Amgen, Bonanni was corporate vice president, Regulatory and Clinical Affairs, and corporate vice president, Quality System for Baxter International Inc.

“One of Dennis’ legacies is the depth and breadth of leadership within our manufacturing organization. We are pleased to have an executive of Fabrizio’s

DENNIS FENTON, EXECUTIVE VICE PRESIDENT OF OPERATIONS, ELECTS TO RETIRE AFTER 25 YEARS WITH AMGEN

experience in a position to effect a smooth leadership transition in one of Amgen’s most critical areas,” said Sharer.

Succeeding Bonanni as senior vice president, Manufacturing will be Madhu Balachandran, who was previously vice president, operations at Amgen Manufacturing, Ltd. in Juncos, Puerto Rico.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

CONTACT: Amgen, Thousand Oaks

David Polk, 805-447-4613 (media)

John Shutter, 805-447-1060 (investors)